EXHIBIT 99.3
                                  [MBNA LOGO]

                                                                   June 30, 2005
TO: The People of MBNA

FROM: Bruce Hammonds

We are excited to announce today that the next chapter in the history of this great and successful company is about to begin. MBNA has agreed to become part of Bank of America, the second largest bank in the United States. Our business, including credit cards, consumer finance, and international operations, will be merged with Bank of America's credit card business and will report to me. The headquarters will be in Wilmington, Delaware. MBNA's $76 billion U.S. credit card business combined with Bank of America's $60 billion in credit card loans will create the largest credit card portfolio in the U.S.

We recently completed a strategic evaluation of our company. We recognized that our limited product set would make it difficult for us to compete in the future. Our Board of Directors and management team concluded earlier this month that it was in the best interest of our Customers, shareholders, and people to explore other alternatives, which led to this agreement with Bank of America.

Being part of Bank of America gets us to where we need to be overnight. Through this agreement, we gain access to new marketing channels, new Customers, new products, and new opportunities for international expansion. We become part of an organization that...

o has more than $1 trillion in assets, generated $14 billion in net income in 2004, and has $190 billion in market capitalization,

o provides financial products to more than one in four households in the United States,

o operates 5,880 banking centers in 29 states and the District of Columbia--more than any other financial services company,

o    issues more debit cards than any other bank in the United States,

o    is the nation's number one small business lender,

o    manages corporate banking offices in 150 countries,

o    provides the #1 online banking and bill-paying service in the nation,

o    is a top provider of investment services,

o    and has a strong and very well respected management team.

Both companies will benefit as we cross-sell Bank of America products to our Customers and Bank of America sells our products to its Customers. In addition to the value we have developed in our U.S. credit card business, our Consumer Finance products are unique within Bank of America and will provide great value to its Customers. Bank of America is also excited about the prospects for international expansion, which they consider to be a key growth strategy, because of our success in Canada, Ireland, the United Kingdom and Spain. Synergies created as we bring our organization under Bank of America will also reduce our operating expenses and funding costs.
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As we look forward and combine the two businesses, there will be some jobs lost.
However, anyone whose job is affected will be able to explore other opportunities within Bank of America. With more than 175,000 people, Bank of America offers a variety of positions around the United States and the world. There will be a fair and objective process for selecting the best people for the new combined organization--we will do it in as timely a manner as possible and we will communicate with you as quickly as possible. We will know more in the coming weeks when the process is further along and we will keep you informed every step of the way.

Bank of America shares the same business goals and values for people, Customers, and community, as we do. The company's benefits are comparable to those offered today by MBNA, and Bank of America has been named one of the "100 Best Companies for Working Mothers" by Working Mother magazine for 16 consecutive years. The company also supports the Bank of America Foundation, which contributed more than $108 million to support community initiatives and help children and families succeed in life by supporting programs in early childhood development, economic and financial education and teacher development.

While Bank of America Chairman and CEO Ken Lewis and I are in New York meeting with investors, John Cochran will host a senior manager meeting as well as a WEBCAST/VTC BROADCAST, which will be available at 9 a.m. (Eastern time) and throughout the day. We will provide you with regular updates throughout the acquisition process as new information becomes available.

In addition, we launched today an MBNA-BANK OF AMERICA INFORMATION SITE on MBNA PeopleNet. The site includes fact sheets, FAQs, a Customer script/Q&A, and detailed information on Bank of America. We ask you to take some time to read through the material during the next few days. We will also conduct roundtables around the company to give you an opportunity to ask questions of senior managers. At all times, you may send any questions you have through the Ask the CEO site on PeopleNet.

With this agreement, we are advancing the mission we set out on more than 23 years ago when we opened our doors with a commitment to providing our Customers with the best products backed by top-quality service--and we are doing so by joining one of the largest and most successful companies in the world.

PEOPLE Q&A
MBNA-BANK OF AMERICA INFORMATION SITE
PRESS RELEASE

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
Bank of America Corporation will file a Form S-4, MBNA will file a Proxy Statement and both companies will file other relevant documents regarding this transaction with the Securities and Exchange Commission (the "SEC"). MBNA will mail the Proxy Statement/Prospectus to its stockholders. These documents will contain important information about the transaction, and Bank of America and MBNA urge you to read these documents when they become available.
You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may also obtain these documents, free of charge, from Bank of America's website (www.bankofamerica.com) under the tab "About Bank of America" and then under the heading "investor Relations" and then under the item "Complete SEC Documents". You may also obtain these documents, free of charge, from MBNA's website (www.MBNA.com) under the tab "About MBNA" and then under the heading "Investor Relations" and then under the item "SEC Filings."

PARTICIPANTS IN THIS TRANSACTION
Bank of America Corporation and MBNA Corporation and their respective directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with this transaction. Information about the directors and executive officers of Bank of America and MBNA and information about other persons who may be deemed participants in this transaction will be included in the Proxy Statement/Prospectus. You can find information about Bank of America's executive officers and directors in the Registrant's definitive proxy statement filed with the SEC on March 28, 2005. You can find information about MBNA's executive officers and directors in their definitive proxy statement filed with the SEC on March 15, 2005. You can obtain free copies of these documents from the Registrant or MBNA using the contact information above.